Exhibit 99.1

Remote Monitoring and Control Provider Acorn

Approved for Listing on Nasdaq Capital Market

Wilmington, DE, July 23, 2025 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of remote monitoring and control solutions for backup power generators, gas pipelines and air compressors, today announced that its common stock has been approved for listing on the Nasdaq Capital Market, and that it expects its shares to commence trading on the Nasdaq Capital Market on Thursday, July 24, 2025. The ticker symbol for its common stock, ACFN, will remain unchanged. Acorn’s uplisting to Nasdaq is intended to increase visibility, liquidity and investor access to its common stock.

Acorn CEO, Jan Loeb, commented: “Acorn has emerged as a technology and service leader in remote monitoring and control solutions for backup generators and other industrial equipment. We continue to build our base of recurring monitoring revenue through the sale of new monitoring hardware units.

“Uplisting to Nasdaq is an exciting milestone for our employees and other stakeholders. It underscores our transformation from a diversified entity with a history of operating losses to a focused, high-margin, cash-generating growth business. Based on favorable trends driving demand for backup generators and remote monitoring, we believe we can grow our revenue at an average annual rate of 20% or more, over the next three-to-five year period, while bringing approximately 50% of each incremental revenue dollar to the operating profit line. We expect to exceed our 20% growth target in 2025 and believe our Nasdaq listing will support us in continuing to grow and build shareholder value.”

At March 31, 2025 Acorn had 2,491,130 common shares outstanding, $2.6M in cash and no debt. Acorn reported Q1’25 revenue of $3.1M and net income of $464,000, or $0.19 per diluted share.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn Energy owns a 99% equity stake in OmniMetrix, a pioneer and leader in Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment. OmniMetrix serves tens of thousands of commercial and residential customers, including over 25 Fortune/Global 500 companies, supporting cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution and federal, state and municipal government facilities and residential backup generators.

OmniMetrix’s proven, cost-effective solutions make critical systems more reliable and also enable automated “demand response” electric grid support via enrolled backup generators.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There are no assurances that Acorn will be successful in growing its business, increasing its revenue, increasing profitability, or maximizing the value of its operating company and other assets. The Company’s plan to uplist to the Nasdaq Capital Market is subject to compliance by the Company with the listing requirements of the Nasdaq Stock Market. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

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Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com